Exhibit 99.1

For Immediate Release

NEWS RELEASE

Contacts:

Gastar Exploration Ltd.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Lisa Elliott / Anne Pearson

Dennard•Lascar Associates: 713-529-6600

lelliott@DennardLascar.com/apearson@DennardLascar.com

Gastar Exploration Ltd. Announces Pricing of Public Offering of

10.75% Series B Preferred Stock of Gastar Exploration USA, Inc.

HOUSTON, October 29, 2013 – Gastar Exploration Ltd. (NYSE MKT: GST) (the “Company”) announced today that Gastar Exploration USA, Inc., its direct subsidiary (“Gastar USA”), has priced an underwritten public offering of 2,000,000 shares of its 10.75% Series B Preferred Stock (liquidation preference of $25.00 per share) at a public offering price of $25.00 per share. In connection with the offering, Gastar USA granted the underwriters a 30-day option to purchase additional shares of Series B Cumulative Preferred Stock to cover over-allotments. The offering is expected to settle and close on November 5, 2013, subject to customary closing conditions.

The Company will guarantee payment of dividends that have been declared by the board of directors of Gastar USA, amounts payable upon redemption or liquidation, dissolution or winding up, and any other amounts due with respect to the Series B Preferred Stock, to the extent described in the prospectus supplement. Upon issuance, the Company anticipates that Gastar USA’s Series B Preferred Stock will be listed for trading on the NYSE MKT LLC under the ticker symbol “GST.PR.B.”

Barclays Capital Inc., Credit Suisse Securities (USA) LLC, MLV & Co. LLC and Sterne, Agee & Leach, Inc. are acting as joint book-running managers for the offering. Janney Montgomery Scott LLC is acting as lead manager for the offering. Euro Pacific Capital, Inc., Imperial Capital, LLC, Ladenburg Thalmann & Co. Inc., Maxim Group LLC, National Securities Corporation and Northland Securities, Inc. are acting as co-managers for the offering.

The Company intends to use the net proceeds from the offering to partially fund its ongoing capital expenditure program, including a portion of the cost associated with the previously announced acquisition of approximately 24,000 net acres of Mid-Continent oil and gas leasehold interests in the West Edmond Hunton Lime Unit located in Kingfisher, Logan, Oklahoma and Canadian counties, Oklahoma, which is expected to close in late November 2013.

The offering is being made pursuant to an effective shelf registration statement that the Company and Gastar USA previously filed with the Securities and Exchange Commission (the “SEC”). A final prospectus supplement relating to the offering will be filed with the SEC. Before you invest, you should read the prospectus in the registration statement and related prospectus supplements and other documents that the Company and Gastar USA have filed with the SEC for more complete information about the Company, Gastar USA and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by written request to Gastar Exploration USA, Inc., 1331 Lamar, Suite 650, Houston, Texas 77010, Attention: Investor Relations. Alternatively, you may obtain these documents by contacting the joint book-running managers as follows: Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, email: barclayspropsectus@broadridge.com, telephone: (888) 603-5847; Credit Suisse, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, email: newyork.prospectus@credit-suisse.com, telephone: (800) 221-1037; MLV & Co. LLC, 1251 Avenue of the Americas, New York, NY 10020, Attention: Randy Billhardt, email: rbillhardt@mlvco.com, telephone: (212) 542-5882; Sterne, Agee & Leach, Inc., 277 Park Avenue, 24th Floor, New York, NY 10172, email: syndicate@sterneagee.com, telephone: (212) 338-4708.

About Gastar Exploration

Gastar Exploration Ltd. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is also in the early stages of exploring and developing the Hunton Limestone horizontal oil play in Oklahoma. For more information, visit Gastar’s website at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by borrowing base redeterminations by our banks, adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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